Exhibit 99.1

Research Solutions Reports Preliminary Fourth Quarter and Fiscal Year 2023 Results

Expects Decade-High Revenue Growth, Record Adjusted EBITDA and Cash Flow

Positive GAAP Net Income for Fiscal Year 2023

HENDERSON, Nev., August 14, 2023 — Research Solutions, Inc. (NASDAQ: RSSS), a pioneer in providing cloud-based workflow solutions for R&D driven organizations, announced selected preliminary financial results for its fiscal fourth quarter and fiscal year ended June 30, 2023.

Based on preliminary unaudited information, Research Solutions expects the following results for its fiscal fourth quarter 2023:

•	Total revenue to increase 16% to approximately $10 million
•	Platform revenue to be up 22% to approximately $2.3 million; Annual recurring revenue (“ARR”) to increase approximately 19% to $9.4 million
•	Positive net income and Adjusted EBITDA of approximately $0.8 million

The Company also expects the following results for the full year Fiscal 2023:

•	Total revenue to increase 14% to approximately $37.7 million, with organic growth of approximately 12% when excluding the revenue impact of customers from the Fiz acquisition. The organic growth rate is the best the Company has reported in more than a decade.

•	Platform revenue to be up 28% to approximately $8.7 million
•	Positive fiscal year GAAP net income for the first time since fiscal year 2015
•	Adjusted EBITDA of approximately $2.0 million compared to ($374,000) in the prior fiscal year; SG&A expenses, excluding items normally removed to calculate Adjusted EBITDA, expected to be $12.7 million compared to $12.4 million the in prior fiscal year
•	Cash flow from operations of approximately $3.4 million and a cash balance as of June 30, 2023, of approximately $13.5 million

“Our preliminary fourth quarter and fiscal year 2023 results reflect the ongoing positive transformation in our business, as the company is experiencing significant growth on both the top line and bottom line for the first time in its history. On a fiscal year basis, we expect to grow revenue double digits on a percentage basis, report a GAAP net profit, and generate cash flow of over $3 million.  We continue to execute on our strategy and are beginning to demonstrate the earnings potential in our business,” said Roy W. Olivier, President and CEO of Research Solutions. “We are also pleased that on July 31, 2023, we announced the acquisition of ResoluteAI, which is one of a number of strategic steps we intend to take to make our software tools more efficient and relevant for our research customers.”

Research Solutions expects to report its full fiscal fourth quarter 2023 results in September 2023. Information on the conference call date and details will be provided in a separate press release.

Annual Recurring Revenue

The company defines annual recurring revenue (“ARR”) as the value of contracted Platform subscription recurring revenue normalized to a one-year period.

Use of Non-GAAP Measure – Adjusted EBITDA

Research Solutions’ management evaluates and makes operating decisions using various financial metrics. In addition to the company’s GAAP results, management also considers the non-GAAP measure of Adjusted EBITDA. Management believes that this non-GAAP measure provides useful information about the company’s operating results.

Adjusted EBITDA is defined as net income (loss), plus interest expense, other income (expense), foreign currency transaction loss, provision for income taxes, depreciation and amortization, stock-based compensation, gain on sale of discontinued operations, and other potential adjustments that may arise.

About Research Solutions

Research Solutions, Inc. (NASDAQ: RSSS) provides cloud-based technologies to streamline the process of obtaining, managing, and creating intellectual property. Founded in 2006 as Reprints Desk, the company was a pioneer in developing solutions to serve researchers. Today, more than 70 percent of the top pharmaceutical companies, prestigious universities, and emerging businesses rely on Article Galaxy, the company’s SaaS research platform, to streamline access to the latest scientific research and data with 24/7 customer support. For more information and details, please visit www.researchsolutions.com and www.reprintsdesk.com

Important Cautions Regarding Forward-Looking Statements

Certain statements in this press release may contain “forward-looking statements” regarding future events and our future results. All statements other than statements of historical facts are statements that could be deemed to be forward-looking statements. These statements are based on current expectations, estimates, forecasts, and projections about the markets in which we operate and the beliefs and assumptions of our management. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects”, “intends,” “plans,” “believes,” “seeks,” “estimates,” “endeavors,” “strives,” “may,” or variations of such words, and similar expressions are intended to identify such forward-looking statements. Readers are cautioned that these forward-looking statements are subject to a number of risks, uncertainties and assumptions that are difficult to predict, estimate or verify. Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements. Such risks and uncertainties include those factors described in the Company’s most recent annual report on Form 10-K, as such may be amended or supplemented by subsequent quarterly reports on Form 10-Q, or other reports filed with the Securities and Exchange Commission. Examples of forward-looking statements in this release include statements regarding our expected results for our fiscal fourth quarter and fiscal year ended June 30, 2023, strategic steps regarding our software platform and the Company’s prospects for growth. The preliminary financial and operating results presented herein are an estimate and subject to the completion of the Company’s financial closing and other procedures and finalization of the Company’s consolidated financial statements for its year ended June 30, 2023, including the completion of the audit of the Company’s financial statements. Accordingly, actual financial and operating results that will be reflected in the Company’s Annual Report on Form 10-K for the year ended June 30, 2023, including its audited financial statements, when they are completed and publicly disclosed may differ from these preliminary results. In addition, any statements regarding the Company’s estimated financial performance for the fourth quarter 2023 do not present all information necessary for an understanding of the Company’s financial condition and results of operations as of and for the quarterly period ended June 30, 2023. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, achievements, or events and circumstances reflected in the forward-looking statements will occur. Readers are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements are made only as of the date hereof, and the Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements. For more information, please refer to the Company’s filings with the Securities and Exchange Commission.

Contact

Steven Hooser or John Beisler

Three Part Advisors

(214) 872-2710

shooser@threepa.com; jbeisler@threepa.com